Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Announces Year end 2007 Earnings

St. Petersburg, Florida, March 13, 2008 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the year ended December 31, 2007. Net loss was $19.7 million or $(.75) per share for 2007 compared to net earnings of $2.0 million, or $0.08 per share for 2006. Revenues for the year were $245 million up 3% from $238 million for 2006.

Harry Smith, Chief Operating Officer, commented, “2007 was a challenging year for the corporation. In July 2007 we experienced a fire which destroyed a major production facility in Florida. This fire had a significant negative impact on our ability to meet customer orders; this occurred as we were affirmatively addressing the impact of a fire in Texas during 2006.”

Smith added, “The new management team undertook a complete review of operations and lines in which the Company was engaged; we sought to extricate ourselves from non-core business and products so that we could focus on our core competencies to maximize shareholder value. This resulted in significant changes in certain management’s estimates which contributed to the net losses.

The Company has closed or sold non core facilities. The Company seeks to expand its distribution outlets as exemplified by the recently announced Lowe’s agreement. The Company expects that these actions, in focusing on core competencies which made the company profitable in years past, will benefit the Company. We have successfully sold or shut down six of our direct sales offices, we have signed a letter of intent for the sale of the media operation and we have already completed the sale of our expanded metal equipment, thus, allowing us to shed almost 100% of our vertical integration which was creating a drag on our earnings.

The company is also in process of rebuilding some of its current infrastructure including procurement, engineering and research and development. The company also has a renewed marketing initiative which is going to help create and market our own brand name.”

Smith concluded “Considering all of the positive changes we have made during the latter part of 2007 we have significant optimism heading into 2008. We believe we now have the correct product mix, factory utilization, and vertical integration. We believe the decisions the new management team has made and changes implemented will lead to long term profitability and increased shareholder value going forward as we head into 2008 and on.”

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 4:20 p.m. EDT on March 13, 2008 to discuss year-end operating results. People wishing to participate in the conference call should dial 866-425-6192.

Safe Harbor Statement

The statements made in this press release regarding Flanders (1) belief of and intention to achieve long-term profitable growth, (2) 2007 being a challenging year for the corporation, (3) The Florida fire having a significant negative impact on our ability to meet customer orders which occurred as we were affirmatively addressing the impact of a fire in Texas during 2006; (4) the Company extricating itself from non-core business and products so that it could focus on core competencies to maximize shareholder which resulted in significant changes in certain management’s estimates which contributed to the net losses., (5) closing or selling non core facilities, (6) seeking to expand its distribution outlets as exemplified by the recently announced Loews agreement, (7) expectation that actions in focusing on core competencies which made the company profitable in years past will benefit the Company, (8) the Company having shed almost 100% of its vertical integration which was creating a drag on our earnings, (9) having taken actions that will positively impact the company’s future bottom line, (10) being in process of rebuilding some of its current infrastructure including procurement, engineering and research and development, (11) The company renewing marketing initiative which is going to help create and market our own brand name (12) belief that considering all of the positive changes made during the latter part of 2007 we have significant optimism heading into 2008, (12) expectation that the Company has the correct product mix, factory utilization, and vertical integration, (13) the expectation that the decisions the new management team has made and changes implemented will lead to long term profitability and increased shareholder value going forward as we head into 2008 and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company’s ability to increase sales; the Company’s ability to maintain its customer base; the Company’s ability to have profitable long-term relationships with its customers; that the market for the Company’s products will continue to grow; seasonality, competition and other factors; the effect of competitive and economic factors and the Company’s reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations or economic factors; possible disruption in commercial activity as a result of natural disasters; the Company’s ability to generate positive cash flows from operating activities; the ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company’s ability to expand current markets and develop new markets. For a more detailed discussion of risk factors that may affect Flanders operations, please refer to the Company’s Form 10-K for the year ended December 31, 2007. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk. These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome. These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders’ products, the success of retailers and distributors through which Flanders sells its products, Flanders’ ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, and the development of increased demand for its high-end products. Many of these factors are not within Flanders’ control. These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Robert Amerson at (252) 946-8081.

Tables to Follow –

	2007		2006
Net sales	$244,941	100.0%	$238,378	100.0%
Gross profit	31,789	13.0	48,725	20.4
Operating expenses	58,511	23.9	40,868	17.1
Operating income (loss)	(26,722)	(10.9)	7,857	3.3
Non operating income (expense)	(1,969)	(0.1)	351.2
Earnings (losses) before income taxes	(28,691)	(11.7)	8,208	3.4
Provision (Benefit) for income taxes	(8,791)	(3.6)	2,683	1.1
Extraordinary items	213.1		(3,475)	(1.5)
Net earnings (loss)	(19,687)	(8.0)	2,050.1

Selected Balance Sheet Data (in Millions)	12/31/2007	12/31/2006

Working capital	$50.3	$68.0
Total assets	183.6	207.1
Long-term obligations, including current maturities	32.3	42.9
Total shareholders’ equity	87.4	107.4

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